Exhibit 10.5

FIFTH AMENDMENT TO LEASE

This Fifth Amendment to Lease (this “Fifth Amendment”), made as of the 27th day of March, 2014, by and between ARE-MA REGION NO. 28, LLC, a Delaware limited liability company (“Landlord”) and ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord and Tenant are parties to a Lease dated as of September 26, 2003 (the “Original Lease”), as amended by a First Amendment to Lease dated March 16, 2006 between Landlord (as successor to Three Hundred Third Street LLC), and Tenant (as successor to Alnylam U.S., Inc., a Delaware corporation that is a subsidiary of Tenant and was formerly known as Alnylam Pharmaceuticals, Inc. (the “Original Tenant”), pursuant to an Assignment of Lease dated February 28, 2006 between Original Tenant and Tenant), by a Second Amendment to Lease between Landlord and Tenant dated June 26, 2009, by a Third Amendment to Lease between Landlord and Tenant dated May 11, 2010, and by a Fourth Amendment to Lease between Landlord and Tenant dated November 4, 2011 (as so amended, the “Lease”); and

WHEREAS, pursuant to the Lease, Landlord leases to Tenant approximately 129,424 square feet within the building known and numbered as 300 Third Street, Cambridge, Massachusetts (the “Building”), which premises include but are not limited to space on the first, second, third and fourth floors of the Building and are more particularly described in the Lease; and

WHEREAS, pursuant to that certain Sublease between Tenant and sanofi-aventis U.S. Inc., a Delaware corporation (“Sanofi”) dated August 3, 2010, as amended by a First Amendment to Sublease (the “Sanofi First Amendment”) dated November 4, 2011 (as such Sublease is so amended, the “Sanofi Sublease”), with respect to which Landlord, Tenant and Sanofi have executed that certain Consent to Sublease dated August 3, 2010 and Consent to First Amendment to Sublease dated November 4, 2011 (the “Consent to Sanofi First Amendment”), respectively, Tenant subleased to Sanofi certain space in the Building, as more particularly described in the Sanofi Sublease, which such Sanofi Sublease terminated on December 31, 2013; and

WHEREAS, pursuant to that certain Sublease between Tenant and Editas Medicines, Inc., a Delaware corporation (“Editas”) dated December 31, 2013 (the “Editas Sublease”), with respect to which Landlord, Tenant and Sanofi have executed that certain Consent to Sublease dated December 13, 2013 (the “Consent to Editas Sublease”), Tenant subleased to Sanofi certain space in the Building, all as more particularly described in the Editas Sublease; and

WHEREAS, pursuant to that certain Sublease between Tenant and Scholar Rock, LLC, a Delaware limited liability company (“Scholar Rock”) dated November 8, 2012 (the “Scholar Rock Sublease”), with respect to which Landlord, Tenant and Scholar Rock have executed that certain Consent to Sublease dated November 8, 2012, Tenant subleased to Scholar Rock certain space in the Building, as more particularly described in the Scholar Rock Sublease; and

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the term thereof, to provide that the provisions of the Lease with respect to Excess Income (as defined in the Lease) from the Sanofi Sublease, the Scholar Rock Sublease, and the Editas Sublease shall not be applicable with respect to Excess Income for the Sanofi Sublease received by Tenant after the date hereof, nor to certain Excess Income for the Scholar Rock Sublease and Editas Sublease received by Tenant after the date hereof, and to provide for a certain tenant allowance, all as more particularly provided below.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Defined Terms. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Lease. In the event of any inconsistency between the Lease and this Fifth Amendment, the provisions of this Fifth Amendment shall control, and all other provisions of the Lease shall remain in full force and effect.

2. Modifications to Lease. Effective as of the date hereof, the Lease is modified as follows:

(a) Article 1I entitled “Expiration Date” is hereby deleted in its entirety and replaced with the following:

“I. Expiration Date: September 30, 2021.

The foregoing amendment to the Expiration Date shall operate to extend the Term, constituting an exercise of one (1) of Tenant’s two (2) options to extend the Term. Tenant shall have one (1) remaining five (5) year option to extend the Term as set forth in the second paragraph of Article 2 of the Lease, provided that the Annual Rent for the remaining five (5) year option period shall be 95% of the then Fair Market Rent.”

(b) Article 1K entitled “Monthly Rent” is hereby amended so that for the period from October 1, 2016 through September 30, 2021, the Annual Rent and Monthly Rent shall be as set forth in the table below:

PERIOD	ANNUAL RENT	MONTHLY RENT	RATE PER SQUARE FOOT
October 1, 2016 through September 30, 2017	$7,118,320.00	$593,193.33	$55.00 per square foot
October 1, 2017 through September 30, 2018	$7,331,869.60	$610,989.13	$56.65 per square foot
October 1, 2018 through September 30, 2019	$7,551.890.40	$629,324.20	$58.35 per square foot
October 1, 2019 through September 30, 2020	$7,778,382.40	$648,198.53	$60.10 per square foot
October 1, 2020 through September 30, 2021	$8,011,345.60	$667,612.13	$61.90 per square foot

Notwithstanding the foregoing, no Monthly Rent shall be due or payable for the month of October, 2016.

3. Excess Income. The Lease is hereby amended so that, notwithstanding any contrary provision of the Lease, Landlord hereby waives its right to (i) any Excess Income payments with respect to the Sanofi Sublease payable from and after the date of this Fifth Amendment to Lease (Landlord retaining the right to all such payments received prior to the date hereof); (ii) any Excess Income payments with respect to the current term of the Scholar Rock Sublease payable from and after the date of this Fifth Amendment to Lease (but not any extension of the Scholar Rock Sublease, as to which Landlord reserves its rights under Section 16(D) of the Original Lease); and (iii) any Excess Income Payments with respect to the current term of the Editas Sublease (but not any extension of the Editas Sublease, as to which Landlord reserves its rights under Section 16(D) of the Original Lease) payable from and after the date of this Fifth Amendment to Lease. Except as aforesaid, the terms and conditions of the Original Lease pertaining to Excess Income, including without limitation the terms and conditions of Section 16(D) of the Original Lease, shall apply to all other assignment and subletting.

4. Tenant Improvement Allowance. Landlord shall provide a Tenant Improvement Allowance of up to $15.00 per rentable square foot of the Premises, or up to $1,941,360.00, in the aggregate, which may be used by Tenant to fund appropriate improvements to the Premises which are consistent with the use of the Premises as Class A laboratory and office space, as described in the Work Letter attached hereto as Exhibit A.

5. Ratification of Lease; Effect of Fifth Amendment. The Lease, as amended by this Fifth Amendment, is hereby ratified and confirmed, and each and every provision, covenant, condition, obligation, right and power contained in and under, or existing in connection with, the Lease, as amended by this Fifth Amendment, shall continue in full force and effect from and after the date hereof and throughout the Term. This Fifth Amendment is not intended to, and shall not be construed to, effect a novation, and, except as expressly provided in this Fifth Amendment, the Lease has not been modified, amended, canceled, terminated, surrendered, superseded or otherwise rendered of no force and effect. Tenant acknowledges and agrees that the Lease, as amended by this Fifth Amendment, is enforceable against Tenant in accordance with its terms. The Lease and this Fifth Amendment shall be construed together as a single instrument. This Fifth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fifth Amendment may be amended only by an agreement in writing signed by the parties hereto.

6. No Defaults, Counterclaims or Rights of Offset; Release of Landlord. Tenant hereby warrants and represents that, to its knowledge, as of the date of the execution of this Fifth Amendment by Tenant, there are no defaults under the Lease in respect of Landlord’s performance thereunder and there exist no defenses, counterclaims or rights of offset with respect thereto. Tenant, for itself, its officers, directors, members, shareholders and their respective legal representatives, successors and assigns, does hereby absolutely and irrevocably waive, remise, release and forever discharge Landlord, its successors, assigns, partners, employees, affiliates, attorneys and agents, of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, for items or matters that Tenant could have been aware of or known about, through and including the date of execution and delivery of this Fifth Amendment in connection with or relating to the Lease or the transactions contemplated hereby. Nothing contained in this paragraph shall be construed to release Tenant from its obligations under the Lease throughout the Term of the Lease (including the Extended Term, if any).

7. Brokers. Landlord and Tenant represent and warrant to each other that neither has dealt with any broker, finder or agent in procuring this Fifth Amendment except for Transwestern RBJ (the “Broker”). Tenant and Landlord represent and warrant to each other that, except with respect to the Broker, who represented Tenant, no broker, agent, commission salesperson, or other person has represented it in the negotiations for and procurement of this Fifth Amendment and that with respect to this Fifth Amendment no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person. Tenant and Landlord agree to indemnify and hold harmless each other, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns from and against any and all loss, liabilities, claims, suits, or judgments (including, without limitation, reasonable attorneys’ fees and court costs incurred in connection with any such claims, suits, or judgments, or in connection with the enforcement of this indemnity) for any fees, commissions, or compensation of any kind which arise out of or are in any way connected with any claimed agency relationship not referenced in this paragraph.

8. Successors and Assigns. This Fifth Amendment shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

9. Counterparts. This Fifth Amendment may be executed in a number of identical counterparts, each of which for all purposes shall be deemed to be an original, and all of which shall collectively constitute but one agreement, fully binding upon, and enforceable against the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the day and year first written above.

TENANT:

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ John Maraganore
Name:	John Maraganore
Title:	CEO

LANDLORD:

ARE-MA REGION NO. 28, LLC, a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited liability company, its member

	By:	ARE-QRS Corp., a Maryland corporation,
its general partner

		By:	/s/ Eric S. Johnson
		Name:	Eric S. Johnson
		Title:	Vice President, Real Estate Legal Affairs

Exhibit A

to

Fifth Amendment to Lease

[Tenant Build]

WORK LETTER

THIS WORK LETTER (this “Work Letter”) is incorporated into that certain Fifth Amendment to Lease (the “Fifth Amendment to Lease”) dated as of March 27, 2014, by and between ARE-MA Region No. 28, LLC, a Delaware limited liability company (“Landlord”), and Alnylam Pharmaceuticals, Inc., a Delaware corporation (“Tenant”), which amends that certain Lease dated as of September 26, 2003 (the “Original Lease”), as amended by a First Amendment to Lease dated March 16, 2006 between Landlord (as successor to Three Hundred Third Street LLC), and Tenant (as successor to Alnylam U.S., Inc., a Delaware corporation that is a subsidiary of Tenant and was formerly known as Alnylam Pharmaceuticals, Inc. (the “Original Tenant”), pursuant to an Assignment of Lease dated February 28, 2006 between Original Tenant and Tenant), by a Second Amendment to Lease between Landlord and Tenant dated June 26, 2009, by a Third Amendment to Lease between Landlord and Tenant dated May 11, 2010, by a Fourth Amendment to Lease between Landlord and Tenant dated November 4, 2011, and by the Fifth Amendment to Lease (as so amended, the “Lease”) (as amended, the “Lease”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Michael Mason and Bill Powers (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Tom Andrews, Joe Maguire and Jeff McComish (any such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements, shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

(d) Time Periods for Response. Unless another time period is expressly set forth in this Work Letter, Landlord and Tenant shall respond to any request for consent or approval of the other party hereunder within 10 business days after delivery of such request.

2. Tenant Improvements.

(a) Tenant Improvements and Tenant Improvement Work Defined. As used herein, “Tenant Improvements” shall mean any improvements to the Premises desired by Tenant of a fixed and permanent nature which are consistent with the use of the Premises as Class A laboratory and office space to be funded by the TI Allowance (as defined below). The work of performing the construction of the Tenant Improvements, which will be described on the TI Construction Drawings (as such term is defined below) when the same have been approved pursuant to Section 2(c) is referred to herein as the “Tenant Improvement Work.” Other than funding the TI Allowance as provided herein, Landlord shall not have any obligation whatsoever with respect to the improvement of the Premises for Tenant’s use and occupancy. The Tenant Improvement Work may be performed in separate phases (each, a Phase”), each Phase having a Budget (as such term is defined below) of no less than $250,000.00, provided that each such Phase shall comply with the requirements of this Work Letter as a separate project.

(b) Tenant’s Space Plans. Tenant shall initiate any Tenant Improvements by delivering to Landlord, for Landlord’s review and approval, schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements. Landlord shall not unreasonably withhold, condition, or delay such approval.

(c) Working Drawings. Upon Landlord’s approval of the TI Design Drawings, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the

TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d) Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with Tenant’s initial position or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that Tenant’s decision will not affect the structural components of the Building or any Building systems (in which case Landlord shall make the final decision, consistent with any prior approval by Landlord of the TI Design Drawings and the TI Construction Drawings; and (iii) the design selected is in compliance with Legal Requirements (as such term is defined in the Lease). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of the Tenant Improvements.

(a) Commencement and Permitting of the Tenant Improvements. Following Landlord’s approval of the TI Construction Drawings in accordance with Section 2(c) above), Tenant shall submit to the applicable Governmental Authority a complete application for a building permit (the “TI Permit”), which upon issuance will authorize the construction of the Tenant Improvements as shown on the TI Construction Drawings approved by Landlord. Tenant shall commence construction of the Tenant Improvements within 30 days of obtaining and delivering to Landlord the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

(c) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d) Substantial Completion. Once commenced, Tenant shall diligently prosecute and substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Expansion Space (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704, and, if required by the City of Cambridge, a certificate of occupancy for the Premises (if applicable, Tenant may obtain a temporary certificate of occupancy to satisfy the foregoing requirement provided that Tenant shall be obligated to obtain the permanent certificate of occupancy as promptly as possible thereafter and shall use commercially reasonable efforts to do so). For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4. Changes. Any changes requested by Tenant to the Tenant Improvements after the approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 5 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b) Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements (or, if the Tenant Improvements are undertaken in Phases, before the commencement of any Phase thereof), Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include Landlord’s third party costs associated with the review of the proposed Tenant Improvements, which third party costs shall be payable from the TI Allowance.

(b) TI Allowance. Subject to the terms and conditions of this Work Letter and the Lease, Landlord shall provide to Tenant a tenant improvement allowance (“TI Allowance”) of $15.00 per rentable square foot of the Premises, or $1,941,360.00 in the aggregate. Notwithstanding anything to the contrary contained in this Work Letter or the Lease, no portion of the TI Allowance shall be required to be disbursed by Landlord until the TI Permit is obtained by Tenant from the applicable Governmental Authority, and a copy of the TI Permit is delivered to Landlord.

(c) Costs Includable in TI Allowance. The TI Allowance shall be used for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, Landlord’s third party costs associated with the review of the proposed Tenant Improvements, and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, no more than 20% ($388,272.00) of the TI Allowance may be used for soft costs, such as architect/engineer fees, third party project management costs, data/telecom cabling, and related furniture, fixtures and equipment.

(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance.

(e) Payment for TI Costs. Following Substantial Completion of the Tenant Improvements (or any separate Phase thereof), Landlord shall reimburse Tenant for TI Costs, up the amount of the TI Allowance, against: (i) a draw request in Landlord’s standard form; (ii) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (iii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iv) a certification of substantial completion in Form AIA G704; (v) a certificate of occupancy (either temporary or permanent) for the Premises (if required by the City of Cambridge); (vi) evidence of payment of all TI Costs by Tenant in accordance with the Budget; and (vii) copies of all operation and maintenance manuals and warranties with respect to the Tenant Improvements, no later than 30 days following receipt of such draw request and foregoing materials.

(f) Outside Date. Landlord shall have no obligation to fund any portion of the TI Allowance which remains undisbursed as of December 31, 2017.

6. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c) Default. Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the TI Allowance during any period that Tenant is in Default under the Lease.

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